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                  UNITED STATES
        SECURITIES AND EXCHANGE COMMISSION
               Washington, D.C. 20549

                                                                                                        OMB APPROVAL
                   FORM N-17f-2                                                                 -----------------------------
                                                                                                OMB Number:         3235-0360
  Certificate of Accounting of Securities and Similar                                           Expires:        June 30, 1997
            Investments in the Custody of                                                       Estimated average burden
           Management Investment Companies                                                      hours per response.......0.05


        Pursuant to Rule 17f-2[17 CFR 270.17f-2]
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1.  Investment Company Act File Number:                                                         Date examination completed:

811-    811-5148                                                                                December 21, 1998
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2.  State identification Number:
                AL                  AK              AZ              AR                          CA             CO
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                CT                  DE              DC              FL                          GA             HI
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                ID                  IL              IN              IA                          KS             KY
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                LA                  ME              MD              MA                          MI             MN
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                MS                  MO              MT              NE                          NV             NH
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                NJ                  NM              NY              NC                          ND             OH
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                OK                  OR              PA              RI                          SC             SD
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                TN                  TX              UT              VT                          VA             WA
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                WV                  WI              WY              PUERTO RICO
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                Other (specify):
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3.  Exact name of investment company as specified in registration statement:

        Pegasus Variable Funds
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4.  Address of principal executive office (number, street, city, state, zip code):

        P.O. Box 7058, Troy, Michigan  48007-7058
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INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commissions's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.



         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT